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                                                                    EXHIBIT 10.6

Dear

     The Compensation Committee of the Board of Directors has authorized the extension and amendment of your Executive Severance Agreement, dated May 27, 1994 (the "Agreement"). The Agreement will be amended to extend the Expiration Date and to substitute the Value Share Plan award in lieu of the Targeted Bonus currently contained in the Agreement, as a result of the discontinuance of the Annual Incentive Plan. Specifically, the Agreement will be amended as follows:

1. The Expiration Date of the Agreement shall be midnight on August 31, 1996.

2. The definition of Targeted Bonus in Section 2(c)(viii) is deleted.

3. A reduction in an Executive's Value Share Plan award as a result of an adverse change in plan terms (and not as a result of a reduction solely to satisfy the federal tax law requirements) shall be substituted for a reduction in an Executive's Targeted Bonus as an event which may constitute a Constructive Termination for Good Reason under Section 2(a)(ii) of the Agreement.

4. Applicable Annual Earnings in Section 3(a) of the Agreement is revised to substitute one-third of an Executive's last Value Share Plan awarded for an Executive's Targeted Bonus, and shall be revised to read as shown in Attachment A.

5. The Prorated Targeted Bonus provision of Section 3(b) is revised to substitute an Executive's Value Share Plan award for the Performance Cycle ending in the year in which termination occurs for an Executive's Targeted Bonus, for purposes of calculating a prorated amount and shall be revised to read as shown in Attachment B.

If you agree to these revisions, please sign the acceptance and return one original letter to me. The duplicate original letter should be retained for your records.


                                                Richard W. Park


Accepted and agreed to this the      day of                , 1995


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                                 ATTACHMENT A

     For purposes of this Agreement, "Applicable Annual Earnings" shall mean the sum of Executive's current annual base salary (determined using the highest rate in effect up to and including the effective date of Termination, whether or not paid) and one-third of Executive's last Value Share Plan awarded, (whether or not paid) and one-third of Executive's last Value Share Plan awarded, (whether or not paid) for personal services on behalf of the Company, LCR or their subsidiaries for a calendar year in which the Termination occurs (except that if Executive is subject to a Constructive Termination for Good Reason because his salary is reduced or the Value Share Plan award is reduced as a result of an adverse change in plan terms, then the current annual base salary and Value Share Plan award used to determine Applicable Annual Earnings shall be the annual base salary in effect or the last Value Share Plan awarded, as applicable, immediately prior to such Constructive Termination for Good Reason). Applicable Annual Earnings shall include Executive's current annual base salary and one-third of Executive's last Value Share Plan award whether or not paid on a deferred basis, including without limitation, amounts contributed by or on behalf of Executive under a Company-sponsored plan, such as (i) a plan described in Section 125 or 401(k) of the Internal Revenue Code of 1986, as amended, or
(ii) the Company's Executive Deferral Plan or an "excess benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the preceding provisions of this paragraph, Applicable Annual Earnings does not include any income attributable to stock options, stock appreciation rights, performance awards, dividend credits, and restricted stock granted under, and dividends on shares acquired pursuant to, any stock option plan, restricted stock plan or performance unit plan.

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                                 ATTACHMENT B

(b) Prorated Value Share Plan Award. Company shall pay to Executive, not later than one hundred and twenty (120) days following the end of the year in which Termination occurs, a cash lump-sum payment equal to his Value Share Plan award for the Performance Cycle ending in the year of Termination (except that if Executive is subject to Constructive Termination for Good Reason because his Value Share Plan award was reduced, then the Value Share Plan award for this purpose shall be the Value Share Plan award immediately prior to such Constructive Termination for Good Reason) multiplied by a fraction, the numerator of which is the number of elapsed days in the year of Termination up to and including the date of Termination and the denominator of which is 365. No payment shall be made under this paragraph if Executive is entitled to a prorated award payable under the Value Share Plan.